UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2014

MONDELĒZ INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-16483	52-2284372
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Parkway North, Deerfield, Illinois 60015

(Address of principal executive offices, including zip code)

(847) 943-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2014, we announced that Executive Vice President and Chief Category and Marketing Officer, Mary Beth West, would be leaving the company.

On December 16, 2014, one of our wholly-owned subsidiaries, Mondelēz Global LLC (“Mondelēz Global”), entered into a separation agreement (the “Agreement”) with Ms. West. The Agreement provides Ms. West with additional benefits greater than what she would otherwise be entitled to receive in connection with the end of her employment with us as consideration for her agreement to comply with certain restrictive covenants and a release of claims.

The restrictive covenants include the following: (i) she will not, without our prior written approval, work for, or provide services, directly or indirectly, to specified competitors; and (ii) she will not, directly or indirectly, solicit our employees to work for another entity. In addition, Ms. West will maintain the confidentiality of our proprietary information, will not disparage or discredit us or any of our affiliates and will provide a general release of any claims arising out of her employment.

Under the Agreement, we will continue to employ Ms. West in a full-time capacity through March 31, 2015. We will employ Ms. West in a part-time capacity beginning April 1, 2015 and continuing through September 30, 2015, her last day of active employment at Mondelēz Global (“Last Day Worked”) (this time period being the “Transition Period”). During the Transition Period, Ms. West will be eligible for all applicable benefits in the same manner as similarly situated full-time employees. Ms. West may elect to end her employment with Mondelēz Global prior to the Last Day Worked (“Early Termination”) by providing written notice to us.

In exchange for entering into the Agreement, Mondelēz Global will provide Ms. West benefits and payments including the following:

•	Installment payments for 24 months following the Last Day Worked or, if applicable, the date of an Early Termination, totaling $697,000 (12 months of base pay) less applicable tax and benefit plan related deductions starting on the first pay period following the Last Day Worked or, if applicable, the date of an Early Termination;

•	Eligibility to receive a pro-rated 2015 Management Incentive Program award based on her full-time service from January 1, 2015 through March 31, 2015 and on a part-time basis from April 1, 2015 through September 30, 2015 (or, if earlier, upon the date of Early Termination);

•	Eligibility to receive a pro-rated Long Term Incentive Plan (“LTIP”) award under the 2013-2015 performance cycle, if any, based on our performance against the applicable performance goals. Ms. West will forfeit all other outstanding LTIP grants on April 1, 2015 or the date of Early Termination;

•	Retirement eligibility for purposes of stock options if she works through the Last Day Worked;

•	Vesting of two-thirds of Ms. West’s unvested 2013 restricted stock award on September 30, 2015 (or, if earlier, upon the date of Early Termination, unless the date of Early Termination is on or prior to December 31, 2014, in which case Ms. West will forfeit her 2013 restricted stock award and only receive two-thirds of her 2012 restricted stock award). Ms. West will forfeit all other unvested restricted stock grants on April 1, 2015 or the date of Early Termination;

•	Reimbursement of financial planning expenses not to exceed $7,500, provided she does not experience an Early Termination on or prior to December 31, 2014; and

•	Certain health and benefits continuation coverage, provided she does not experience an Early Termination.

The Agreement and all payments thereunder are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and, therefore, some payments may be subject to a six month delay if Ms. West is deemed to be a “specified employee.”

The forgoing description of the Agreement is qualified in its entirety by reference to the complete terms and conditions of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d)	The following exhibit is being filed with this Current Report on Form 8-K.

Exhibit Number	Description

10.1	Separation Agreement and General Release, between Mondelēz Global LLC and Mary Beth West, dated December 16, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONDELĒZ INTERNATIONAL, INC.

By:	/s/ Carol J. Ward
Name:	Carol J. Ward
Title:	Vice President and Corporate Secretary

Date: December 22, 2014

EXHIBIT INDEX

Exhibit Number	Description

10.1	Separation Agreement and General Release, between Mondelēz Global LLC and Mary Beth West, dated December 16, 2014.